Exhibit 99.2

DIGITAL CINEMA DESTINATIONS CORP.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Digital Cinema Destinations Corp.

We have audited the accompanying consolidated balance sheets of Digital Cinema Destinations Corp. and subsidiaries (the “Company”) as of June 30, 2014 and 2013, and the consolidated statements of operations, equity, and cash flows for each of the years in the two-year period ended June 30, 2014. The financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Digital Cinema Destinations Corp. and subsidiaries as of June 30, 2014 and 2013, and the consolidated results of their operations and their cash flows for each of the years in the two-year period ended June 30, 2014, in conformity with accounting principles generally accepted in the United States of America.

/s/ EisnerAmper LLP

Iselin, New Jersey

June 1, 2015

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	June 30,
	2014	2013
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,276	$3,607
Accounts receivable	901	697
Inventories	174	191
Deferred financing costs, current portion	357	357
Prepaid expenses and other current assets	1,054	1,444

Total current assets	5,762	6,296
Property and equipment, net	29,095	29,171
Goodwill	4,277	3,156
Intangible assets, net	4,922	6,186
Security deposits	173	205
Deferred financing costs, long term portion, net	866	1,225
Other assets	21	9

TOTAL ASSETS	$45,116	$46,248

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$2,757	$2,478
Accrued expenses and other current liabilities	4,133	3,964
Notes payable, current portion	1,718	1,373
Capital lease, current portion	250	121
Earnout from theater acquisitions	—	296
Deferred revenue	573	305

Total current liabilities	9,431	8,537
NONCURRENT LIABILITIES
Notes payable, long term portion	7,257	8,615
Capital lease, net of current portion	496	239
Unfavorable leasehold liability, long term portion	124	159
Deferred rent expense	813	407
Deferred tax liability	236	199

TOTAL LIABILITIES	18,357	18,156

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred Stock, $.01 par value, 10,000,000 shares authorized as of June 30, 2014 and 2013, 0 and 6 shares of Series B Preferred Stock issued and outstanding as of June 30, 2014 and 2013, respectively	—	—

Class A Common stock, $.01 par value: 20,000,000 shares authorized; and 7,214,073 and 5,511,938 shares issued and outstanding as of June 30, 2014 and 2013, respectively	72	55
Class B Common stock, $.01 par value, 900,000 shares authorized; 849,000 and 865,000 shares issued and outstanding as of June 30, 2014 and 2013, respectively	8	9
Additional paid-in capital	33,485	25,816
Accumulated deficit	(13,069)	(7,049)

TOTAL STOCKHOLDERS’ EQUITY OF DIGITAL CINEMA DESTINATIONS CORP.	20,496	18,831
Noncontrolling interest	8,067	9,261
Treasury stock, 361,599 shares at cost	(1,804)	—

Total equity	26,759	28,092

TOTAL LIABILITIES AND EQUITY	$45,116	$46,248

The accompanying notes are an integral part of the consolidated financial statements.

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Year Ended June 30,
	2014	2013
REVENUES
Admissions	$29,320	$21,305
Concessions	12,975	8,889
Other	1,663	990

Total revenues	43,958	31,184

COSTS AND EXPENSES
Cost of operations:
Film rent expense	15,284	10,694
Cost of concessions	2,189	1,491
Salaries and wages	5,546	3,791
Facility lease expense	6,381	4,435
Utilities and other	8,739	5,797
General and administrative	5,913	5,054
Merger-related costs	537	—
Change in fair value of earnout liability	54	(333)
Gain on sale of theater	(950)	—
Depreciation and amortization	5,751	4,049

Total costs and expenses	49,444	34,978

OPERATING LOSS	(5,486)	(3,794)

OTHER EXPENSE
Interest expense	(1,444)	(999)
Non-cash interest expense	(223)	(228)
Other expense	(215)	(60)

LOSS BEFORE INCOME TAXES	(7,368)	(5,081)

Income tax expense	56	175

NET LOSS	$(7,424)	$(5,256)

Net loss attributable to non-controlling interest	1,629	964

Net loss attributable to Digital Cinema Destinations Corp .	$(5,795)	$(4,292)

Preferred stock dividends	(18)	(16)

Net loss attributable to common stockholders	$(5,813)	$(4,308)

Net loss per Class A and Class B common share - basic and diluted attributable to common stockholders	$(0.77)	$(0.74)

Weighted average common shares outstanding:	7,500,819	5,828,283

The accompanying notes are an integral part of the consolidated financial statements.

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

(in thousands, except share and per share data)

	Series A Preferred Stock		Series B Preferred Stock		Class A Common Stock		Class B Common Stock		Additional Paid-In Capital	Accumulated Deficit of Digital Cinema Destinations Corp.	Non controlling interest	Treasury Stock	Total Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balances at June 30, 2012	—	$—	—	$—	4,519,452	$45	900,000	$9	$19,285	$(2,757)	$—	$—	$16,582

Issuance of Class A common stock in connection with the Ultrastar Acquisition	—	—	—	—	887,623	9	—	—	4,705	—	—	—	4,714
Issuance of Class A common stock to board members, employees and non-employees	—	—	—	—	69,863	1	—	—	321	—	—	—	322
Issuance of Series B preferred stock	—	—	6	—	—	—	—	—	450	—	—	—	450
Issuance of Start Media warrants	—	—	—	—	—	—	—	—	954	—	—	—	954
Conversion of B to A shares of common stock	—	—	—	—	35,000	—	(35,000)	—	—	—	—	—	—
Preferred dividends	—	—	—	—	—	—	—	—	(16)	—	—	—	(16)
Stock issuance costs	—	—	—	—	—	—	—	—	(110)	—	—	—	(110)
Stock-based compensation	—	—	—	—	—	—	—	—	227	—	—	—	227
Capital contribution from Start Media, LLC to joint venture	—	—	—	—	—	—	—	—	—	—	10,225	—	10,225
Net loss	—	—	—	—	—	—	—	—	—	(4,292)	(964)	—	(5,256)

Balances at June 30, 2013	—	$—	6	$—	5,511,938	$55	865,000	$9	$25,816	$(7,049)	$9,261	$—	$28,092

Shares issued to vendors	—	—	—	—	25,000	—	—	—	145	—	—	—	145
Capital contribution from Start Media, LLC to joint venture	—	—	—	—	—	—	—	—	—	—	435	—	435
Investment in JV	—	—	—	—	73,770	1	—	—	390	—	—	—	391
Conversion of B to A shares of common stock	—	—	—	—	16,000	1	(16,000)	(1)	—	—	—	—	—
Common stock offering					1,141,000	11			5,694				5,705
Flagship theaters acqusition					412,330	4			2,028				2,032
Sale of Mission Valley theater	—	—	—	—	—	—	—	—	—	—	—	(1,804)	(1,804)
Redemption of Series B preferred stock			(6)	—					(450)	(225)		—	(675)
Preferred dividends	—	—	—	—	—	—	—	—	(18)	—	—	—	(18)
Stock issuance costs	—	—	—	—	—	—	—	—	(606)	—	—	—	(606)
Stock-based compensation	—	—	—	—	—	—	—	—	486	—	—	—	486
Vesting of restricted stock awards	—	—	—	—	34,035	—	—	—	—	—	—	—	—

Net loss	—	—	—	—	—	—	—	—	—	(5,795)	(1,629)	—	(7,424)

Balances at June 30, 2014	—	$—	—	$—	7,214,073	$72	849,000	$8	$33,485	$(13,069)	$8,067	$(1,804)	$26,759

The accompanying notes are an integral part of the consolidated financial statements.

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended June 30,
	2014	2013
Cash flows from operating activities
Net loss	$(7,424)	$(5,256)
Adjustments to reconcile net loss to net cash provided by (used in)
Depreciation and amortization	5,751	4,049
Deferred tax expense	36	160
Change in fair value of earnout liability	54	(333)
Stock-based compensation	631	549
Amortization of deferred financing costs included in interest expense	359	196
Amortization of unfavorable lease liability	(35)	(31)
Paid-in-kind interest added to notes payable	223	228
Loss from investment in Diginext	30	—
Gain on sale of theater	(950)	—
Changes in operating assets and liabilities:
Accounts receivable	(204)	(543)
Inventories	25	(45)
Prepaid expenses and other current assets	403	(813)
Other assets and security deposits	131	(197)
Accounts payable and accrued expenses	453	4,497
Payable to vendor for digital systems	—	(3,334)
Deferred revenue	268	274
Deferred rent expense	406	324

Net cash provided by (used in) operating activities	157	(275)

Investing activities:
Purchases of property and equipment	(1,307)	(2,368)
Capital contribution from Start Media, LLC to joint venture	435	10,000
Investment in Diginext	(45)	(5)
Theater acquisitions	(2,049)	(14,122)
Proceeds from sale of theater	38	—
Cash acquired in acquisitions	8	40

Net cash used in investing activities	(2,920)	(6,455)

Financing activities:
Repayment of notes payable	(1,424)	(1,156)
Proceeds from notes payable	—	10,000
Redemption of preferred stock	(675)	—
Payment under capital lease obligations	(200)	(49)
Payment of earnout from theater acquisition	(350)	—
Payment of financing costs	—	(824)
Proceeds from issuance of Class A common stock	5,705	—
Proceeds from issuance of preferred stock	—	450
Dividends paid on preferred stock	(18)	(11)
Costs associated with issuance of stock	(606)	(110)

Net cash provided by financing activities	2,432	8,300

Net change in cash and cash equivalents	(331)	1,570
Cash and cash equivalents, beginning of year	3,607	2,037

Cash and cash equivalents, end of year	$3,276	$3,607

The accompanying notes are an integral part of the consolidated financial statements.

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

1.	THE COMPANY AND BASIS OF PRESENTATION

Digital Cinema Destinations Corp. (“Digiplex”) was incorporated in Delaware in July 2010 and completed its initial public offering in April 2012. Digiplex and its’ consolidated subsidiaries and entities (collectively, the “Company”), currently operate 20 theaters with 194 screens in seven states (the “Theaters”). Digiplex, together with its wholly owned subsidiaries and those of Start Media/Digiplex, LLC (“JV”), is also referred to herein as the “Company”.

In September 2012, the Company and Nehst Media Enterprises (“Nehst”) formed a joint venture called Diginext. Under the joint venture agreement, Digiplex and Nehst each have a 50% ownership interest. Nehst will supply Diginext with periodic movie content and the Company has the option to display such content at its locations on an exclusive basis, or may choose to allow non-Digiplex venues to also display the content. The Company pays film rent to Diginext as it would any other movie distributor, and any profits of Diginext, from theatrical revenues as well as net revenues from other ancillary sources will be shared equally by the owners. The Company and Nehst have each made capital contributions of $50 since inception, and the Company is using the equity method to account for its share of earnings or losses from the joint venture. For the year ended June 30, 2014, Digiplex’s share of Diginext net loss was $30. The balance of the Company’s equity investment at June 30, 2014 is $20 and included in other assets.

On December 10, 2012, Digiplex, together with Start Media, LLC (“Start Media”), formed JV, a Delaware limited liability company, to acquire, refit and operate movie theaters. The Company determined JV is a variable interest entity (“VIE”), and the Company is the primary beneficiary of JV’s operations. Therefore, the Company is presenting JV’s financial statements on a consolidated basis with a non-controlling interest.

On July 19, 2013, JV acquired a nine screen movie theater in Torrington, Ct. (“Torrington”). Torrington is operated by Digiplex under a management agreement with JV. See Note 3 and Note 4. As of June 30, 2014, JV operated 9 theaters with 92 screens.

On December 19, 2013, the Company acquired an eight screen movie theater in Mechanicsburg, Pa. (“Mechanicsburg”). On March 21, 2014, the Company acquired a seven screen theater in Bel Air, Md (“Churchville”). Together, these two theaters are referred to as the Flagship theaters.

The operating results of the Torrington and Flagship theaters are included in the Company’s consolidated results from their respective dates of acquisition. See Note 3.

On February 14, 2014, JV sold the seven screen Mission Valley theater in San Diego, Ca. See Note 5.

On May 15, 2014, the Company and Carmike Cinemas, Inc (“Carmike”) announced the signing of a definitive merger agreement (the “Merger”). On August 15, 2014, the Merger was completed. See Notes 14 and 15.

Although the Company has announced the signing of asset purchase agreements and/or leases for additional locations, all are subject to further diligence, financing and other closing conditions. Subsequent to the Merger, Carmike has completed certain pending Digiplex acquisitions.

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

The Company has incurred net losses since inception. The Company also has contractual obligations related to its debt as of June 30, 2014 and beyond. The Company expects to generate net losses for the foreseeable future. Based on the Company’s cash position at June 30, 2014, expected cash flows from operations, and completion of the Merger, management believes that the Company has the ability to meet its obligations through June 30, 2015. Failure to generate additional revenues, raise additional capital or manage discretionary spending could have an adverse effect on the Company’s financial position, results of operations or liquidity.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements of the Company include the accounts of Digiplex and its wholly-owned subsidiaries, and the JV, which is a VIE. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include, but are not limited to, those related to film rent expense settlements, depreciation and amortization, impairments, income taxes and assumptions used in connection with acquisition accounting. Actual results could differ from those estimates.

Revenue Recognition

Revenues are generated principally through admissions on feature film displays and concessions sales, with proceeds received in cash or credit card at the Company’s point of sale terminals at the Theaters. Revenue is recognized at the point of sale. Credit card sales are normally settled in cash within approximately three business days from the point of sale, and any credit card chargebacks have been insignificant. Other revenue consists of theater rentals for parties, camps, civic groups and other activities, advertising revenue under our advertising contract and our portion of game income, ATM fees and internet ticketing fees. Rental revenue is recognized at the time of the rental. Advertising revenue is recorded based on an expected per-patron amount and the number of patrons over the contract period as the advertising is being delivered on screen. Other revenue items are recognized as earned in the period. In addition to traditional feature films, the Company also displays concerts, sporting events, children’s programming and other non-traditional content on its screens (such content referred to herein as “alternative content”). Revenue from alternative content programming also consists of admissions and concession sales. The Company also sells theater admissions in advance of the applicable event, and sells gift cards for patrons’ future use. The Company defers the revenue from such sales until redeemed.

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

Rewards Club Program

In August 2013, the Digiplex Rewards Club was implemented, whereby members earn credits for each dollar spent at one of the Company’s theaters and earn concession or ticket awards based on the number of credits accumulated. The awards issued under the Digiplex Rewards Club expire 90 days after issuance.

Because the Company believes that the value of the awards granted is insignificant in relation to the value of the transactions necessary to earn the award, the Company records the estimated cost of providing awards at the time the awards are redeemed. The Company’s costs of these awards are not significant for the year ended June 30, 2014.

Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At June 30, 2014 and 2013, the Company held substantially all of its cash in bank accounts with major financial institutions, and had cash on hand at the Theaters in the normal course of business.

Accounts receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company reports accounts receivable net of any allowance for doubtful accounts to represent management’s estimate of the amount that ultimately will be realized in cash. The Company reviews collectability of accounts receivable based on the aging of the accounts and historical collection trends. When the Company ultimately concludes a receivable is uncollectible, the balance is written off. The Company has determined that an allowance for doubtful accounts is not necessary at June 30, 2014 and 2013.

Inventories

Inventories consist of food and beverage concession products and related supplies. The Company states inventories on the basis of the first-in, first-out method, stated at the lower of cost or market.

Property and Equipment

Property and equipment are stated at cost. Major renewals and improvements are capitalized, while maintenance and repairs that do not improve or extend the lives of the respective assets are expensed currently.

The Company records depreciation and amortization using the straight-line method, over the following estimated useful lives:

Furniture and fixtures	5 years
Leasehold improvements	Lesser of lease term or estimated asset life
Building and improvements	17 years
Digital systems and related equipment	10 years
Equipment and computer software	3 - 5 years

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

Impairment of Long-Lived Assets

Long-lived assets, including finite-lived intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be fully recoverable. The Company generally evaluates long-lived assets for impairment on an individual theater basis, which management believes is the lowest level for which there are identifiable cash flows. If the sum of the expected future cash flows, undiscounted and without interest charges, is less than the carrying value of the long-lived assets, the Company recognizes an impairment charge in the amount by which the carrying value of the assets exceeds their fair value.

The Company considers actual theater level cash flows, future years expected theater level cash flows, theater property and equipment carrying values, amortizing intangible asset carrying values, the age of a theater, competitive theaters in the marketplace, the impact of recent ticket price changes, available lease renewal options and other factors considered relevant in its assessment of impairment of individual theater assets. The fair value of assets is determined using the present value of the estimated future cash flows or the expected selling price less selling costs for assets of which the Company expects to dispose. Significant judgment is involved in estimating cash flows and fair value.

Leases

All of the Company’s operations are conducted in premises occupied under non-cancelable lease agreements with remaining base terms that range from 2 to 15 years. The Company, at its option, can renew the leases at defined rates for various periods. Certain leases for the Theaters provide for percentage rent based on the revenue results of the underlying theater and require the payment of taxes, insurance, and other costs applicable to the property. The majority of the Company’s leases contain escalating minimum rental provisions. There are no conditions imposed upon the Company by its lease agreements or by parties other than the lessor that legally obligate the Company to incur costs to retire assets as a result of a decision to vacate its leased properties. None of the leases require the Company to return the leased property to the lessor in its original condition (allowing for normal wear and tear) or to remove leasehold improvements. The Company accounts for leased properties under the provisions of authoritative accounting literature. The Company does not believe that exercise of the renewal options in its leases are reasonably assured at the inception date of the lease agreements because the leases: (i) provide for either (a) renewal rents based on market rates or (b) renewal rents that equal or exceed the initial rents, and (ii) do not impose economic penalties upon our determination of whether or not to exercise the renewal option. As a result, there are not sufficient economic incentives at the inception of the leases, or to consider that lease renewal options are reasonably assured of being exercised and therefore, the Company generally considers the initial base lease term under the accounting literature.

Goodwill

The carrying amount of goodwill at June 30, 2014 and 2013 was $4,277 and $3,156 respectively. The Company evaluates goodwill for impairment annually or more frequently as specific events or circumstances dictate. Under ASC Subtopic 350-20, Intangibles — Goodwill and Other —the Company has identified its reporting units to be the regions in which the Company conducts its theater operations.

The Company determines fair value by using an enterprise valuation methodology weighing the income approach and market approach by applying multiples to cash flow estimates less any net indebtedness, which the Company believes is an appropriate method to determine fair value. There is considerable management judgment with respect to future cash flow estimates and appropriate multiples and discount rates to be used in determining fair value and such management estimates fall under Level 3 within the fair value measurement hierarchy.

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

The changes in carrying amounts of goodwill are as follows:

Total
Balance as of June 30, 2013	$3,156
Goodwill resulting from the Flasgship acquisition	1,229
Sale of Mission Valley theater	(108)

Balance as of June 30, 2014	$4,277

The Company’s annual goodwill impairment assessments indicate that the fair value of each of its reporting units exceeded their carrying value and therefore, goodwill was not deemed to be impaired for the years ended June 30, 2014 and 2013.

Finite-lived Intangible Assets

As of June 30, 2014 and 2013, finite-lived intangible assets totaled $8,790 and $8,293 before accumulated amortization of $3,868 and $2,107, respectively. Intangible assets to date are the result of acquisitions, are recorded initially at fair value, and are amortized on a straight-line basis over their estimated remaining useful lives. See Note 6. The Company did not record any impairment of finite-lived intangible assets for the years ended June 30, 2014 and 2013.

Concentration of Credit Risk

Financial instruments that could potentially subject the Company to concentration of credit risk, if held, would be included in accounts receivable. Collateral is not required on trade accounts receivables. It is anticipated that in the event of default, normal collection procedures would be followed.

Fair Value of Measurements

The fair value measurement disclosures are grouped into three levels based on valuation factors:

•	Level 1 – quoted prices in active markets for identical investments

•	Level 2 – other significant observable inputs (including quoted prices for similar investments and market corroborated inputs)

•	Level 3 – significant unobservable inputs (including the Company’s own assumptions in determining the fair value of investments)

Assets and liabilities measured at fair value on a recurring basis use the market approach, where prices and other relevant information are generated by market transactions involving identical or comparable assets or liabilities.

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

The following tables summarize the levels of fair value measurements of the Company’s financial liabilities as of June 30, 2014 and June 30, 2013:

As of June 30, 2014:

	Level 1	Level 2	Level 3	Total
Earnout from theater acquisitions	—	—	—	—

	$—	$—	$—	$—

As of June 30, 2013:

	Level 1	Level 2	Level 3	Total
Earnout from theater acquisitions	—	—	296	296

	$—	$—	$296	$296

Earnout from theater acquisitions is a liability to the seller of the Lisbon theater and is based upon meeting certain financial performance targets. The earnout was fully paid in February 2014. The fair value of the earnout was estimated by a forecast of theater level cash flow, as defined by the asset purchase agreement. That measure is based on significant inputs that are not observable in the market, which are considered Level 3 inputs.

The following summarizes changes in the earnout during the year ended June 30, 2014:

Total
Balance as of June 30, 2013	$296
Change in fair value of earnout liability for Lisbon acquisition	54
Payment of earnout to seller for Lisbon acquisition	(350)

Balance as of June 30, 2014	$—

Key assumptions underlying the initial Lisbon earnout estimate included a discount rate of 12.5 percent and Lisbon achieving its forecasted financial performance target in the one year earnout period ended September 28, 2013. The Company increased the Lisbon earnout from $296 to $350 based on actual results compared to the threshold in the asset purchase agreement. A fair value change of $54 for the year ended June 30, 2014 was recognized in the statement of operations.

Fair Value of Financial Instruments

The carrying amounts of cash, cash equivalents, accounts receivable, accounts payable and accrued expenses, and note payable approximate their fair values, due to their short term nature.

Income Taxes

Deferred tax assets and liabilities are recognized by the Company for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date. The Company records a valuation allowance if it is deemed more likely than not that its deferred tax assets will not be realized. The Company expects that certain deferred tax assets are not more likely than not to be recovered due to history of taxable losses and therefore has established a valuation allowance. The Company reassesses its need for the valuation allowance for its deferred tax assets on an ongoing basis.

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

Additionally, income tax rules and regulations are subject to interpretation, require judgment by the Company and may be challenged by the taxing authorities. In accordance with ASC Subtopic 740-10, the Company recognizes a tax benefit only for tax positions that are determined to be more likely than not sustainable based on the technical merits of the tax position. With respect to such tax positions for which recognition of a benefit is appropriate, the benefit is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions are evaluated on an ongoing basis as part of the Company’s process for determining the provision for income taxes. Any interest and penalties determined to result from uncertain tax positions will be classified as interest expense and other expense.

Deferred Rent Expense

The Company recognizes rent expense on a straight-line basis, after considering the effect of rent escalation provisions resulting in a level monthly rent expense for each lease over its term.

Deferred Financing Costs

Deferred financing costs primarily consist of unamortized debt issuance costs for the note payable, unamortized financing costs related to the formation of JV, and the fair value of warrants issued to Start Media, which are amortized on a straight-line basis over the respective terms. The straight-line basis is not materially different from the effective interest method.

Film Rent Expense

The Company estimates film rent expense and related film rent payable based on management’s best estimate of the ultimate settlement of the film costs with the film distributors. Generally, less than one-quarter of film rent expense is estimated at period-end, with the majority being agreed to under firm terms. The length of time until these costs are known with certainty depends on the ultimate duration of the film’s theatrical run, but is typically “settled” within one to two months of a particular film’s opening release. Upon settlement with the film distributors, film rent expense and the related film rent payable is adjusted to the final film settlement.

The film rent expense on the consolidated statement of operations of the Company for the years ended June 30, 2014 and 2013 was reduced by virtual print fees (“VPFs”) of $1,168 and $1,025, respectively, under a master license agreement exhibitor-buyer arrangement with third party vendors. VPFs represent a reduction in film rent paid to film distributors. Pursuant to the master license agreements covering any digital projection equipment owed by the Company, the third party vendor, through its agreements with film distributors, will collect and remit VPFs to the Company, net of administrative fees. VPFs are generated based on initial display of titles on the digital projection equipment.

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

Advertising Costs

The Company expenses advertising costs as incurred. The amount of advertising expense incurred by the Company for the years ended June 30, 2014 and 2013 was $362 and $186, respectively.

Stock-Based Compensation

The Company recognizes stock-based compensation expense to employees based on the fair value of the award at the grant date with expense recognized over the service period, or vesting period, using the straight-line recognition method of awards subject to graded vesting.

The Company uses the Black-Scholes valuation model to determine the fair value of warrants. The fair value of the restricted stock awards is determined by the stock fair market value on the award date. The Company recognizes an estimate for forfeitures of unvested awards. These estimates are adjusted as actual forfeitures differ from the estimate.

The Company also issues common stock to non-employees in exchange for services. The Company measures and records stock-based compensation at fair value at the earlier of the date the performance commitment is reached or when the performance is complete. The expense recognized is based on the closing stock price of the Company’s stock issued.

Segments

As of June 30, 2014, the Company managed its business under one reportable segment: theater exhibition operations. All Company operations are located in the United States.

Recent Accounting Standards

In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. The ASU will explicitly require management to assess an entity’s ability to continue as a going concern, and to provide related footnote disclosure in certain circumstances. The new guidance will be effective for the year ending December 31, 2016. Earlier adoption is permitted. The Company does not expect the adoption of this ASU to have an impact on its consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes existing accounting standards for revenue recognition and creates a single framework. The new guidance will be effective on January 1, 2017 and requires either a retrospective or a modified retrospective approach to adoption. Early application is prohibited. The Company is currently evaluating its transition method and the potential impact on its consolidated financial statements.

In April 2014, the FASB issued ASU No. 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.” The amendments contained in this update change the criteria for reporting discontinued operations and enhances the reporting requirements for discontinued operations. Under the revised standard, a discontinued operation must represent a strategic shift that has or will have a major effect on an entity’s operations and financial results: The revised standard will also allow an entity to have certain continuing cash flows or involvement with the component after the disposal. Additionally, the standard requires expanded disclosures about discontinued operations that will provide

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

financial statement users with more information about the assets, liabilities and expenses of discontinued operations. This ASU is effective for reporting periods beginning after December 15, 2014 with early adoption permitted, but only for disposals that have not been reported in financial statements previously issued or available for issue. The Company early adopted this guidance effective January 1, 2014. See Note 5.

3.	ACQUISITIONS

On December 19, 2013 and March 21, 2014, the Company completed the acquisitions of theaters in Mechanicsburg, Pa. and Bel Air, Md respectively, from Flagship Theaters. The purchase price of the theaters totals $3,860 (assets acquired of $4,445 less assumed capital leases of $585), consisting of $1,828 in cash, and 412,330 shares of the Company’s Class A common stock valued at $2,032 in total (based on the trading prices on the closing dates, less a ten percent discount for trading restrictions placed on the stock). The purchase price was allocated to the identifiable assets acquired and liabilities assumed based on their estimated fair values at the dates of acquisition. The allocation of the purchase price is based on management’s judgment after evaluating several factors, using assumptions for the income and royalty rate approaches and the discounted earnings approach, and projections determined by Company management. The Company finalized the Flagship purchase price allocation as of June 30, 2014. The Company incurred approximately $30 in acquisition costs which was expensed and included in general and administrative expenses in the consolidated statement of operations for the year ended June 30, 2014.

The allocation of the purchase price for the Flagship theaters was as follows:

Flagship Theaters
ASSETS
Cash	$4
Inventory	4
Property and equipment	2,608
Favorable leasehold interest	350
Covenants not to compete	250
Goodwill	1,229

Total assets acquired	4,445

LIABILITIES AND OTHER
Capital lease liabilities assumed	585
Issuance of Class A common stock	2,032

Total purchase price paid in cash	$1,828

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

On July 19, 2013, JV acquired a nine screen movie theater in Torrington, Connecticut. The purchase price totals $612 (assets acquired of $790, less an assumed promissory note of $178), consisting of $221 in cash, and 73,770 shares of the Company’s Class A common stock valued at $391, based on the trading price on the closing date, less a ten percent discount for trading restrictions placed on the stock. Accordingly, the purchase price was allocated to the identifiable assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The allocation of the purchase price is based on management’s judgment after evaluating several factors, using assumptions for the income and royalty rate approaches and the discounted earnings approach, and projections determined by Company management. The Company incurred approximately $4 in acquisition costs which was expensed and included in general and administrative expenses in the consolidated statement of operations for the year ended June 30, 2014.

The allocation of the purchase price for the Torrington theater was as follows:

Torrington Theater
ASSETS
Cash	$4
Prepaid expenses	13
Inventory	4
Property and equipment	385
Favorable leasehold interest	299
Covenants not to compete	85

Total assets acquired	790

LIABILITIES AND OTHER
Note payable assumed	178
Issuance of Class A common stock	391

Total purchase price paid in cash	$221

The results of operations of the Flagship and Torrington theaters are included in the consolidated statement of operations from their respective acquisition dates. The following are the unaudited pro forma results of operations of the Company for the years ended June 30, 2014 and 2013, respectively, as if the acquisitions were completed on July 1, 2012.

These unaudited pro forma results are not necessarily indicative of the actual results of operations that would have been achieved, nor are they necessarily indicative of future results of operations.

	Year ended June 30,
	2014	2013
Revenue	$46,072	$36,625
Net loss	(7,605)	$(5,205)

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

4.	START MEDIA/ DIGIPLEX JOINT VENTURE

As of June 30, 2013, Digiplex contributed 887,623 shares of Class A Common Stock to the JV, and Start Media contributed $10,000 in cash. In July 2013, Start Media contributed $300 in cash and Digiplex contributed 73,770 shares of the Company’s Class A common stock valued at $391, to fund the Torrington acquisition, and both Start Media’s and Digiplex’s interest in the JV was adjusted accordingly. In November 2013, Start Media and Digiplex contributed $135 and $100 in cash, respectively. In February 2014, JV sold one theater and received 361,599 shares of Digiplex Class A common stock as the primary consideration. See Note 5. JV is managed by a four person board of managers, two of whom Digiplex designates and two of whom are designated by Start Media. Majority vote is required for JV actions. At June 30, 2014, Digiplex and Start Media owned 34% and 66% of the equity of JV, respectively.

JV has a first right of refusal to acquire any theaters which the Company wishes to acquire, except for any theaters within a ten mile radius of existing Digiplex owned theaters. If JV does not exercise its right of first refusal, the Company has the right to make the acquisition independently. The right of first refusal does not apply to or restrict the Company’s ability to manage theaters owned by unaffiliated third-parties. Digiplex has entered into agreements with JV (the “Management Agreements”) to manage the theaters it acquires and receives 5% of the total revenue of the JV theaters’ operations annually as management fees.

Management fees earned by Digiplex for the year ended June 30, 2014 and 2013 were $1,069 and $543, respectively. JV records these fees as general and administrative expenses, and Digiplex records an offset to general and administrative expenses. These fees are eliminated in consolidation.

Under the Management Agreements, Digiplex has full day-to-day authority to operate the theaters owned by JV including: staffing, banking, content selection, vendor selection and all purchasing decisions. Digiplex is required to submit an annual operating budget to JV for each fiscal year ending June 30 for approval by the JV board of managers. In the event of any disagreements regarding the budget, there are dispute resolution procedures contained in the operating agreement (“JV Operating Agreement”).

Digiplex’s and Start Media’s respective percentage ownerships in JV will depend upon their respective aggregate capital contributions, in each case denominated in units of membership interests. Start Media has committed to contribute up to $20,000 to JV, inclusive of approximately $10,435 of capital contributions previously made, for theater acquisitions and budgeted expenses. Start Media will receive additional membership units in consideration for capital contributions in excess of its initial contribution as additional capital is required, based on the fair market value of JV determined under a formula set forth in the JV Operating Agreement (the “Formula”). Digiplex has a right, but not the obligation, to contribute additional capital to JV, which under certain circumstances may be made by the issuance and delivery of shares of Digiplex’s Class A common stock to sellers of theaters acquired by JV, and thereby acquire additional membership units based on the Formula, provided that our percentage interest does not exceed 50% as the result of our acquisition of additional units. While Start Media has the right to participate in future theater acquisitions, it is not obligated to do so. Distributions of JV cash flow from operations will be made to the members at such time as determined by the JV board of managers. Start Media is entitled to a 6% preferred return on its capital contributions made to date, after which Digiplex receives a 6% preferred return on its capital contributions. Thereafter, distributions of cash flow from operations will be made pro rata in accordance with the respective membership units of the members. In the case of liquidating distributions, Start Media will receive a 6% preferred return on and the return of its capital contributions prior to the Company’s receipt of a 6% preferred return on and the return of the Company’s capital contributions, with further distributions pro rata to the respective membership units of the members.

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

Digiplex and Start Media have agreed not to transfer their membership interests, except for certain permitted transfers for a three-year period and any subsequent transfers of membership interests are subject to the right of JV and the other member to acquire the interests on such terms as a third party is willing to do so. In the event the Company experiences a change in control, as defined in the JV Operating Agreement, Start Media has a right to require the Company to acquire its membership interest in JV.

Digiplex is considered the primary beneficiary of the JV because it controls the operation of each JV owned theater on a day to day basis in all material respects, including: the selection of content, all staffing decisions, all cash management and paying vendors, financial reporting, obtaining all necessary permits, insurances, and to plan and perform capital improvements, to the extent such expenditures do not exceed certain levels as specified in the Management Agreements. Digiplex is also the guarantor of nine of the ten leases entered into with third party landlords in the JV-owned theaters, and is using its brand name to promote the theaters. Because JV is a VIE, and Digiplex is deemed the primary beneficiary, the Company has consolidated the operations of JV.

Net loss attributable to the non-controlling interest on the statement of operations represents the portion of net loss attributable to the economic and legal interest in JV held by Start Media.

On August 15, 2014, Start Media’s interest in JV was acquired by Carmike, in connection with the Merger. See Note 15.

5.	SALE OF THEATER

JV originally purchased seven theaters from Ultrastar Theaters in December 2012 for an aggregate purchase price of $12,822, consisting of $8,108 in cash and 887,623 shares of Digiplex’s Class A common stock with a fair value of $4,714 on the acquisition date. Following discussions with the seller regarding the performance of the Mission Valley theater and the ability of the landlord to terminate the lease with little notice, JV sold Mission Valley back to the seller on February 14, 2014 in exchange for 361,599 shares of Digiplex Class A common stock and $38 in cash. The total sale price amounted to $1,842, resulting in a gain on sale of $950 and treasury stock of $1,804 on the June 30, 2014 consolidated balance sheet. The value of the common stock was determined based on its trading value on the closing date, less a ten percent discount for the lock up period. The Company concluded that the sale of Mission Valley does not represent a strategic shift that will have a major effect on the Company’s operations and therefore has not classified the sale as discontinued operations. Accordingly, the net assets sold were removed and the gain from the sale is included as part of operating loss in the consolidated statement of operations.

6. CONSOLIDATED BALANCE SHEET COMPONENTS

CASH AND CASH EQUIVALENTS

	June 30,
	2014	2013
Cash in banks	$3,171	$3,493
Cash on hand at theaters	105	114

Total	$3,276	$3,607

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following:

	June 30,
	2014	2013
VPFs	$497	$470
Advertising	99	180
Concession rebates (1)	218	37
Other	87	10

Total	$901	$697

(1)	Concession rebates relate to the Company’s agreement with its’ primary beverage supplier. Such rebates are based on the volume of purchases and recorded when probable and reasonably estimable.

PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following:

	June 30,
	2014	2013
Insurance	$199	$215
Projector and other equipment maintenance	226	246
Real estate taxes	29	82
Note receivable (1)	—	89
Due from former theater owners	41	299
Due from Start Media (2)	225	290
Other theater operating	67	84
Deposits for theater acquisitions	175	—
Other expenses	92	139

Total	$1,054	$1,444

(1)	The note receivable was from the former owner of the Lisbon theater and was paid in February 2014 in connection with the payment of the Lisbon earnout.
(2)	Amount was repaid in connection with the Merger. See Note 15.

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

PROPERTY AND EQUIPMENT

Property and equipment, net was comprised of the following:

	June 30,
	2014	2013
Furniture and fixtures	$5,286	$4,931
Leasehold improvements	14,366	12,820
Building and improvements	4,643	4,627
Digital systems and related equipment	7,246	6,071
Equipment and computer software	4,515	3,976

	36,056	32,425
Less: accumulated depreciation and amortization	(6,961)	(3,254)

Total property and equipment, net	$29,095	$29,171

INTANGIBLE ASSETS

Intangible assets, net consisted of the following as of June 30, 2014:

	Gross Carrying Amount	Accumulated Amortization	Net Amount	Useful Life (years)
Trade names	$3,016	$2,234	$782	3-5
Covenants not to compete	1,937	1,020	917	3
Favorable leasehold interest	3,837	614	3,223	Remaining lease term

	$8,790	$3,868	$4,922

Intangible assets, net consisted of the following as of June 30, 2013:

	Gross Carrying Amount	Accumulated Amortization	Net Amount	Useful Life (years)
Trade names	$3,016	$1,302	$1,714	3-5
Covenants not to compete	1,906	493	1,413	3
Favorable leasehold interest	3,371	312	3,059	Remaining lease term

	$8,293	$2,107	$6,186

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

The weighted average remaining useful life of the Company’s trade names, covenants not to compete, and favorable leasehold interests is 2.57 years, 1.39 years and 10.55 years, respectively, as of June 30, 2014.

Expected amortization of intangible assets over the next five fiscal years is as follows:

June 30,	Total
2015	$1,653
2016	681
2017	383
2018	339
2019	311

ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of the following:

	June 30,
	2014	2013
Professional fees	$358	$374
Film rent expense	2,242	2,430
Theater equipment and improvements (other than digital projection equipment)	78	129
Unfavorable leasehold liability, net of accumulated amortization of $75 and $40 at June 30, 2014 and 2013, respectively (1)	35	35
Accrued payroll	374	275
Accrued interest	—	83
Sales and use tax (2)	634	184
Other accrued expenses	412	454

Total	$4,133	$3,964

(1)	The amount amortized through a reduction in rent expense was $35 and $31 for the years ended June 30, 2014 and 2013, respectively using the straight-line method over the remaining lease terms from the Cinema Center acquisition date.
(2)	Sales and use tax accrual represents an estimate for exposure in certain states.

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

7.	LEASES

The Company accounts for all of its facility leases as operating leases. Minimum lease payments under all non-cancelable operating leases with terms in excess of one year as of June 30, 2014, are summarized for the following fiscal years:

June 30,	Total
2015	$5,792
2016	5,961
2017	5,565
2018	4,872
2019	4,587
Thereafter	25,806

Total	$52,583

Rent expense under non-cancelable operating leases was $6,465 and $4,510 for the years ended June 30, 2014 and 2013, respectively. Certain of the Company’s theater leases require the payment of percentage rent if certain revenue targets are exceeded. The Company recorded $119 and $149 of percentage rent expense for the years ended June 30, 2014 and 2013 respectively.

CAPITAL LEASES

The Company leases certain theater equipment under capital leases that expire through fiscal year 2018, with imputed interest rates ranging from 5.5% to 8.0% per annum. Repayment of the capital lease obligation is based on a percentage of revenue generated from the usage of the underlying theater equipment. The assets are being amortized over the shorter of their lease terms or their estimated useful lives. The applicable amortization is included in depreciation and amortization expense in the accompanying consolidated statement of operations. Amortization of assets under capital leases during the years ended June 30, 2014 and 2013 was $170 and $54, respectively.

The following is a summary of property held under capital leases included in property and equipment:

	June 30,
	2014	2013
Equipment	$927	$409
Less: accumulated amortization	(194)	(54)

Net	$733	$355

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

Future maturities of capital lease payments as of June 30, 2014 are:

June 30,	Total
2015	$250
2016	239
2017	209
2018	143

Total minimum payments	841
Less: amount representing interest	(95)

Present value of minimum payments	746
Less: current portion	(250)

$496

8.	COMMITMENTS AND CONTINGENCIES

The Company believes that it is in substantial compliance with all relevant laws and regulations, and is not aware of any current, pending or threatened litigation that could materially impact the Company.

The Company has entered into employment contracts, to which we refer to as the “employment contracts”, with four of its current executive officers. Under the employment contracts, each executive officer is entitled to severance payments in connection with the termination of the executive officer’s employment by the Company “without cause”, by the executive officer for “good reason”, or as a result of a “change in control” of the Company (as such terms are defined in the employment contracts). Pursuant to the employment contracts, the maximum amount of payments and benefits in the aggregate, if such executives were terminated (in the event of a change of control) would be approximately $1,215. See Note 15.

A. Dale Mayo, the Company’s Chief Executive Officer (“CEO”), is entitled to additional compensation based on the amount of revenues the Company generates, as specified in his employment contract. For the years ended June 30, 2014 and 2013, the Company recorded $497 and $382 under this arrangement.

All of the Company’s operations as of June 30, 2014, are located in Pennsylvania, New Jersey, California, Connecticut, Maryland, Arizona and Ohio, with the customer base being public attendance. The Company’s main suppliers are the major movie studios, primarily located in the greater Los Angeles area. Any events impacting the regions the Company operates in, or impacting the movie studios, who supply movies to the Company, could significantly impact the Company’s financial condition and results of operations.

9.	STOCKHOLDERS’ EQUITY AND STOCK-BASED COMPENSATION

Capital Stock

As of June 30, 2014, the Company’s authorized capital stock consisted of:

•	20 million shares of Class A common stock, par value $0.01 per share;

•	900,000 shares of Class B common stock, par value $0.01 per share;

•	10 million shares preferred stock, par value $0.01 per share;

Of the authorized shares of Class A common stock, 7,214,073 shares were issued and outstanding as of June 30, 2014. Of the authorized shares of Class B common stock, 849,000 shares were issued and outstanding as of June 30, 2014, all of which are held by the Company’s CEO. The material terms and provisions of the Company’s capital stock are described below.

Common Stock

The Class A and the Class B common stock of the Company are identical in all respects, except for voting rights and except that each share of Class B common stock is convertible at the option of the holder into one share of Class A common stock. Each holder of Class A common stock will be entitled to one vote for each outstanding share of Class A common stock owned by that stockholder on every matter submitted to the stockholders for their vote. Each holder of Class B common stock will be entitled to ten votes for each outstanding share of Class B common stock owned by that stockholder on every matter submitted to the stockholders for their vote. Except as required by law, the Class A and the Class B common stock will vote

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

together on all matters. Upon any transfer of Class B common stock by the Company’s CEO, such transferred shares will be converted to Class A shares and the converted Class B shares shall be retired and are not available for reissuance. Subject to the dividend rights of holders of any outstanding preferred stock, holders of common stock are entitled to any dividend declared by the board of directors out of funds legally available for this purpose, and, subject to the liquidation preferences of any outstanding preferred stock, holders of common stock are entitled to receive, on a pro rata basis, all the Company’s remaining assets available for distribution to the stockholders in the event of the Company’s liquidation, dissolution or winding up. No dividend can be declared on the Class A or Class B common stock unless at the same time an equal dividend is paid on each share of Class B or Class A common stock, as the case may be. Dividends paid in shares of common stock must be paid, with respect to a particular class of common stock, in shares of that class. Holders of common stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of the Company’s capital stock. The outstanding shares of common stock are, when issued and paid for, fully paid and non-assessable. The rights, preferences and privileges of holders of common stock may be adversely affected by the rights of the holders of shares of any series of preferred stock that the Company may designate and issue in the future.

In October 2013, the Company sold 1,141,000 shares of Class A common stock to several investors for $5.00 per share and received net proceeds of approximately $5,200. Such issuance took place pursuant to a May 2013 shelf registration statement the Company had filed with the SEC.

During the year ended June 30, 2014, the Company issued 25,000 fully vested shares of Class A common stock to vendors for services rendered in the ordinary course of business and recognized expense of $145.

As discussed in Note 3, the Company issued a total of 486,100 of Class A common stock as consideration for acquisitions during the year ended June 30, 2014.

As discussed in Note 5, on February 14, 2014, JV sold one theater and received 361,599 shares of the Company’s Class A common stock as the primary consideration which has been recorded as treasury stock during the year ended June 30, 2014.

During the year ended June 30, 2014, 16,000 shares of Class B common stock were converted to Class A common stock.

Preferred Stock

The Company’s certificate of incorporation allows the Company to issue, without stockholder approval, preferred stock having rights senior to those of the common stock. The Company’s board of directors is authorized, without further stockholder approval, to issue up to 10,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock. The issuance of preferred stock could also have the effect of decreasing the market price of the Class A common stock.

In connection with the Merger (see Notes 1 and 14), in June 2014, the Company elected to redeem all six shares of Series B Preferred Stock that had been outstanding. The aggregate redemption price was $675, which represents the original purchase price of $450, plus a redemption premium of $225. The redemption of Series B preferred stock was recorded as a reduction of additional paid in capital and accumulated deficit.

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

Dividends

No dividends were declared on the Company’s common stock during the period and management does not anticipate doing so. The Company has paid a quarterly dividend on its Series B preferred stock in an amount equal to 4.5% per annum.

Stock-Based Compensation and Expenses

During the year ended June 30, 2014, the Company’s 2012 Stock Option and Incentive Plan, (“The Plan”) was amended to increase the number of authorized shares of common stock that can be issued under the plan, from 400,000 to 550,000.

During the year ended June 30, 2014, the Company issued restricted stock awards totaling 174,500 shares of its Class A common stock to employees, which vests over a period of three years. Total stock- based compensation was $486 and $549 for the year ended June 30, 2014 and 2013, respectively. Stock-based compensation is included in general and administrative expense in the consolidated statement of operations.

The following summarizes the activity of the unvested share awards for the year ended June 30, 2014:

Unvested balance at June 30, 2013	88,871
Issuance of awards	174,500
Vesting of awards	(34,035)

Unvested balance at June 30, 2014	229,336

The weighted average remaining vesting period as of June 30, 2014 is 1.12 years. As of June 30, 2014, there was $950 of remaining expense associated with unvested share awards.

Warrants

In connection with the Company’s IPO in April 2012, as part of the underwriters’ compensation for the IPO, the underwriters received warrants to purchase a total of 44,000 shares of Class A Common Stock at a price equal to 110% of the initial public offering price, or $6.71 per share. The warrants are exercisable beginning six months after issuance and for five years thereafter. The warrants carry piggyback registration rights, should the Company register other shares with the Securities and Exchange Commission. The Company concluded that the warrants had a value of $83 at issuance based on a black-scholes calculation and recorded the value as common stock issuance costs and to additional paid in capital in the consolidated balance sheet as of June 30, 2012. The following key assumptions were used in determining the value of the warrants: expected life, 5.0 years; volatility 42%, risk free rate 0.86%. As of June 30, 2014, the warrants have not been exercised. See Note 15.

On December 10, 2012, Digiplex issued warrants to Start Media, which entitles the holder to purchase up to 500,000 shares of Digiplex’s Class A common stock (the “Start Media Warrants”). The Start Media Warrants were issued in connection with the creation of JV, are immediately exercisable from the issuance date, at a price of $6.10 per share and have an exercise period of 5 years. The Start Media Warrants have fixed settlement terms, do not require Digiplex to mandatorily redeem the warrants at any time, and the warrants have no cashless exercise provisions. The fair value of the Start Media Warrants was determined to be $954 based on a Black-Scholes calculation using the following key assumptions: expected life, 5.0 years, volatility 40.8%, risk free rate 0.78%. The Company recorded this as deferred financing costs and an increase to additional paid-in-capital for the fair value of $954 during the year ended June 30, 2013, to be amortized over the five year life of the warrant. Amortization expense included in interest expense for the fiscal years ended June 30, 2014 and 2013 was $191 and $95, respectively. Upon any exercise of the Start Media Warrants, the Company will record the par value of the common stock issued and additional paid in capital. As of June 30, 2014, the warrants have not been exercised. See Note 15.

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

10.	NOTES PAYABLE

On September 28, 2012, the Company entered into a loan agreement with Northlight Trust I for $10,000 due September 28, 2017, at an interest rate equal to 30 day LIBOR plus 10.50% per annum, with a 2.5% floor (the “Northlight loan”). The Company expects the 2.5% floor to be applicable due to the current LIBOR rates. During the first 18 months from the closing date, all interest in excess of 10.00% per annum that would otherwise be paid in cash during the 18-month period may, at the Company’s option, may be paid in kind (“PIK interest”), and thereafter all interest due is payable in cash. PIK interest, if any, will be added to the principal balance of the loan. The Company primarily used the net proceeds from the Northlight loan to acquire certain assets and assume certain liabilities of Lisbon, pay to a vendor for digital systems, pay fees and expenses associated with the Northlight loan and the Lisbon acquisition, and to provide working capital. Interest and principal payments under the terms of the Northlight loan commenced on October 31, 2012. The Northlight loan is collateralized by, among other things, the Company’s membership interest in each of the Company’s operating subsidiaries and all of the operating subsidiaries’ assets, including the theater leases, and requires meeting certain financial covenant ratios. As of June 30, 2014, the Company was in compliance with all financial covenants. For the years ended June 30, 2014 and 2013, $78 and $56 of amortization of deferred financing costs for the Northlight loan were included in interest expense on the consolidated statement of operations.

The principal payments due as of June 30, 2014 over the remainder of the term of the Northlight loan are summarized as follows, for the years ended:

June 30,	Total
2015	$1,671
2016	1,671
2017	1,671
2018 (includes PIK interest accrued of $452)	3,833

Total	8,846
Less: current portion	(1,671)

$7,175

The Northlight loan is mandatorily pre-payable from 25% of the Company’s Excess Cash Flow (earnings before interest, taxes, depreciation, as adjusted, as further defined in the Northlight loan agreement) beginning on September 30, 2013 and annually thereafter. No payment was due with the 2013 calculation.

In connection with the Merger, on August 15, 2014 the Northlight loan was repaid in full. See Note 15.

In connection with the acquisition of Torrington, the Company assumed a promissory note for certain digital projection equipment, with an outstanding balance as of June 30, 2014 of $129. The note is payable monthly, is due March 2017 and has an interest rate of 7%.

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

The principal payments due as of June 30, 2014 over the remainder of the term of the Torrington promissory note are summarized as follows, in fiscal years:

June 30,	Total
2015	47
2016	51
2017	31

Total	129
Less: current portion	(47)

$82

11.	INCOME TAXES

The components of the provision for income taxes for the Company are as follows:

	June 30,
	2014	2013
Federal:
Deferred tax expense	$30	$139

Total Federal	30	139

State:
Current tax expense	20	15
Deferred tax expense	6	21

Total State	26	36

Total income tax provision	$56	$175

The differences between the United States statutory federal tax rate and the Company’s effective tax rate for the years ended June 30, 2014 and 2013 are as follows:

	June 30,
	2014	2013
Provision at the U.S. statutory federal tax rate	34.0%	34.0%
State income taxes, net of federal benefit	5.7%	5.4%
Change in valuation allowance	-39.1%	-41.7%
Non-deductible expenses	-1.6%	-1.9%
Other	0.0%	-0.1%

Total income tax provision	-1.0%	-4.3%

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

Significant components of the Company’s net deferred tax liability consisted of the following:

	June 30,
	2014	2013
Deferred tax assets:
Net operating loss carry forward	$3,636	$1,860
Stock-based compensation	543	367
Investment in JV	—	171
Accrued liabilities	319	103
Excess of tax over book basis of intangible assets	985	572
Other	33	24

Total deferred tax assets	5,516	3,097
Valuation allowance	(5,087)	(2,842)

Total deferred tax assets, net of valuation allowance	429	255

Deferred tax liabilities:
Excess of book over tax basis of property and equipment	(237)	(254)
Excess of book over tax basis of goodwill	(235)	(199)
Investment in JV	(193)	(1)

Total deferred tax liabilities	(665)	(454)

Net deferred tax liability	$(236)	$(199)

At June 30, 2014, the Company had net operating loss carry forwards for federal and state income tax purposes of approximately $9,103,000 with expiration commencing in 2018 for state and 2031 for federal. Under the provisions of the Internal Revenue Code, certain substantial changes in the Company’s ownership may result in a limitation on the amount of net operating losses that may be utilized in future years.

In assessing the realizable value of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which these temporary differences become deductible. The Company has recorded a valuation allowance against deferred tax assets at June 30, 2013 and June 30, 2014 totaling approximately $2,842,000 and $5,087,000 respectively, as management believes it is more likely than not that certain deferred tax assets will not be realized in future tax periods. Future reductions in the valuation allowance associated with a change in management’s determination of the Company’s ability to realize these deferred tax assets will result in a decrease in the provision for income taxes. Management will continue to assess the realizability of the deferred tax assets at each interim and annual balance sheet date based on actual and forecasted operating results.

The Company’s tax provisions for the years ended June 30, 2013 and 2014 had an unusual relationship to pretax loss mainly because of the existence of a full deferred tax asset valuation allowance at the beginning of each year. This circumstance generally results in a zero net tax provision since the income tax expense or benefit that would otherwise be recognized is offset by the change to the valuation allowance. However, tax expense recorded for the years ended June 30, 2013 and 2014 included the accrual of non-cash tax expense of approximately $160,000 and $36,000, respectively, of additional valuation allowance in connection with the tax amortization of indefinite-lived intangible assets that was not available to offset existing deferred tax assets (termed a “naked credit”).

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

The Company utilizes accounting principles under ASC Subtopic 740-10 to assess the accounting and disclosure for uncertainty in income taxes. As of and for the years ended June 30, 2013 and June 30, 2014, the Company did not record any unrecognized tax benefits. The Company files income tax returns in the U.S. federal jurisdiction, Arizona, California, New Jersey, Connecticut, and Pennsylvania. For federal and state income tax purposes, the Company’s years ended June 30, 2012, 2013 and 2014 remain open for examination by the tax authorities.

12.	NET LOSS PER SHARE

Basic net loss per share is computed using the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed using the weighted average number of common shares and, if dilutive, common stock equivalents outstanding during the period.

The rights, including the liquidation and dividend rights, of the holders of the Company’s Class A and Class B common stock are identical, except with respect to voting. Each share of Class B common stock is convertible into one share of Class A common stock at any time, at the option of the holder of the Class B common stock.

The following table sets forth the computation of basic net loss per share of Class A and Class B common stock of the Company (in millions, except share and per share data):

	Year ended June 30,
	2014	2013
Numerator for basic and diluted loss per share
Net loss attributable to Digital Cinema Destinations Corp.	$(5,795)	$(4,292)
Preferred dividends	(18)	(16)

Net loss attributable to common stockholders	$(5,813)	$(4,308)
Denominator
Weighted average shares of common stock outstanding (1)	7,500,819	5,828,283
Basic and diluted net loss per share of common stock	$(0.77)	$(0.74)

(1)	The Company has incurred net losses and, therefore, the impact of dilutive potential common stock equivalents totaling 773,333 and 695,700 shares at June 30, 2014 and 2013, respectively has been excluded from the loss per share calculations.

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

13.	SUPPLEMENTAL CASH FLOW DISCLOSURE

	Year Ended June 30,
	2014	2013
Cash paid for interest	$1,444	$719
Taxes paid	—	60
Accrued dividends on Series B preferred stock	—	5
Fair value of earnout recorded at acquisition	—	550
Equipment acquired with capital leases	586	—
Amount offset on note repayment	—	168
Common stock issued for Ultrastar theaters	—	4,714
Issuance of warrants to Start Media	—	954
Start Media’s investment in JV not funded	—	225
Common stock issued for acquisition of Torrington theater	391	—
Common stock issued for acquisition of Flagship theaters	2,032	—
Common stock received for sale of Mission Valley theater	1,804	—
Conversion of Class B common stock into Class A	1	—

14.	THE MERGER

On May 15, 2014, the Company and Carmike Cinemas, Inc announced the signing of a definitive merger agreement. Pursuant to the Merger, Digiplex common stockholders will receive 0.1775 shares of Carmike common stock in exchange for each share of Digiplex common stock (the “Exchange Rate”). A total of 229,336 restricted stock units will automatically vest upon the completion of the Merger and the holders will receive Carmike common stock at the Exchange Rate. Prior to the Merger completion, the holders of Series B preferred stock received a total of $675 in cash from Digiplex, representing 150% of the initial investment, plus accrued dividends, pursuant to the Series B preferred stock certificate of designations. In the event a proposed acquisition is terminated, a downward adjustment would occur to the Exchange Rate (not to exceed 0.014x in the aggregate) unless the terminated transaction were replaced with another transaction acceptable to Carmike.

On June 30, 2014, one of the pending pipeline theater transactions became a terminated transaction. Based on the value assigned by Digiplex and Carmike at the time of the execution of the merger agreement, this resulted in a downward adjustment of the exchange ratio by 0.001, from 0.1775 to 0.1765.

15.	SUBSEQUENT EVENTS

In connection with the pending merger, in July and August 2014, the Company and the holders of 44,000 warrants that had been issued upon the Company’s initial public offering agreed to cancel the warrants in exchange for payments totaling $76. The payments were made during July and August 2014.

On August 15, 2014, the Merger was completed, and each share of the Company’s outstanding common stock was cancelled and converted into 0.1765 shares of Carmike common stock and cash in lieu of fractional shares, except for the shares of common stock held by Start Media/Digiplex, LLC which were automatically cancelled without consideration being exchanged. In total, Carmike issued approximately 1.382 million shares valued at approximately $47.3 million as of August 15, 2014, in exchange for all Digiplex outstanding shares. As of August 15, 2014, the Company became a wholly-owned subsidiary of Carmike and has ceased to be a publicly traded company.

DIGITAL CINEMA DESTINATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

In connection with the Merger, Carmike entered into new employment contracts with three former Digiplex officers. Digiplex recorded a liability as of the merger date for the remaining contract compensation for one executive officer, as well as termination costs for other employees.

In connection with the Merger, the Northlight Loan was repaid in full by Carmike and Start Media’s interest in JV was purchased by Carmike, resulting in the termination of the joint venture agreement and as a result, the JV-owned theaters became wholly-owned by Start Media/Digiplex LLC. The warrants held by Start Media were cancelled as of the merger date.